FORM 4

 [  ]   Check this box if no longer
        subject to Section 16.  Form 4
        or Form 5 obligations may continue.
        See Instruction 1(b).

                   UNITED STATES
          SECURITIES AND EXCHANGE COMMISSION         _____________________
               WASHINGTON, D.C.  20549              |   OMB APPROVAL      |
                                                    |_____________________|
     STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP   |OMB NUMBER: 3235-0287|
                                                    |EXPIRES:             |
                                                    |   JANUARY 31, 2005  |
     Filed pursuant to Section 16(a) of the         |ESTIMATED AVERAGE    |
       Securities Exchange Act of 1934,             |BURDEN HOURS         |
      Section 17(a) of the Public Utility           |PER RESPONSE ... 0.5 |
        Holding Company Act of 1935                 |_____________________|
     or Section 30(h) of the Investment
            Company Act of 1940

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1.  Name and Address of Reporting Person*

       Zeman                        Allan
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       (Last)                      (First)                    (Middle)

                            c/o Wynn Resorts, Limited
                         3145 Las Vegas Boulevard South
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                                  (Street)

       Las Vegas                    Nevada                      89109
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       (City)                      (State)                      (Zip)
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2.  Issuer Name and Ticker or Trading Symbol
       Wynn Resorts, Limited (WYNN)

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3.  I.R.S. Identification Number of Reporting Person, if an entity
    (Voluntary)

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4.  Statement for Month/Day/Year
       December 12, 2002
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5.  If Amendment, Date of Original (Month/Day/Year)

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6.  Relationship of Reporting Person(s) to Issuer (Check all applicable)
    [ X] Director
    [  ] 10% Owner
    [  ] Officer (give title below)
    [  ] Other (specify title below)

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7.  Individual, or Joint/Group Filing (Check Applicable Line)
    [ X] Form filed by One Reporting Person
    [  ] Form filed by More than One Reporting Person

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TABLE I - NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF,
          OR BENEFICIALLY OWNED
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1.  Title of Security (Instr. 3)

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2.  Transaction Date (Month/Day/Year)

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2A. Deemed Execution Date, if any (Month/Day/Year)

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3.  Transaction Code (Instr. 8)

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4.  Securities Acquired (A) or Disposed of (D) (Instr. 3, 4, and 5)
    Price:

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5.  Amount of Securities Beneficially Owned Following Reported
    Transaction(s)
    (Instr. 3 and 4)

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6.  Ownership Form: Direct(D) or Indirect(I) (Instr. 4)

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7.  Nature of Indirect Beneficial Ownership (Instr. 4)

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TABLE II - DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY
           OWNED
           (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)
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1.  Title of Derivative Security (Instr. 3)
         Stock Options (right to buy)
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2.  Conversion or Exercise Price of Derivative Security
         $13.74
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3.  Transaction Date (Month/Day/Year)
         December 12, 2002
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3A. Deemed Execution Date, if any (Month/Day/Year)

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4.  Transaction Code (Instr. 8)
         (A)
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5.  Number of Derivative Securities Acquired (A) or Disposed of (D)

    (Instr. 3, 4, and 5)
         (A) 10,000
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6.  Date Exercisable and Expiration Date (Month/Day/Year)

         Exercisable 12/12/02; Expiration 12/12/12
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7.  Title and Amount of Underlying Securities (Instr. 3 and 4)

         Common Stock, par value $.01; 10,000
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8.  Price of Derivative Securities (Instr. 5)

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9. Number of Derivative Securities Beneficially Owned Following Reported Transaction(s)
    (Instr. 4)
         10,000
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10. Ownership Form of Derivative Securities Beneficially Owned at End
    Of Month
    (Instr. 4)
         (D)
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11. Nature of Indirect Beneficial Ownership (Instr. 4)

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EXPLANATION OF RESPONSES:







         /s/ Marc H. Rubinstein                     December 16, 2002
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   **  SIGNATURE OF REPORTING PERSON                     DATE

           Marc H. Rubinstein on behalf of Allan Zeman

_____________________
Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

    * If the Form is filed by more than one reporting person, see, Instruction 4(b)(v).

   ** INTENTIONAL MISSTATEMENTS OR OMISSIONS OF FACTS CONSTITUTE FEDERAL CRIMINAL VIOLATIONS. SEE 18 U.S.C. 1001 AND 15 U.S.C. 78ff(a).

  NOTE: FILE THREE COPIES OF THIS FORM, ONE OF WHICH MUST BE MANUALLY SIGNED. IF SPACE IS INSUFFICIENT, SEE INSTRUCTION 6 FOR PROCEDURE.